CONTACT

Media:

Mary Kay Dodero

+1 734 254 7704

Mary.Kay.Dodero@adient.com

Investors:

Mark Oswald

+1 734.254.3372

Mark.A.Oswald@adient.com

Exhibit 99.1

Adient Announces Leadership Transition Plan

•	Frederick A. (“Fritz”) Henderson Appointed Interim Chief Executive Officer of Adient

•	John M. Barth Appointed Interim Chairman of Adient’s Board of Directors

•	R. Bruce McDonald to Retire as Chairman and Chief Executive Officer

PLYMOUTH, Mich., June 11, 2018 – Adient plc (NYSE: ADNT), a global leader in automotive seating, today announced its Board of Directors has appointed

Frederick A. Henderson interim Chief Executive Officer and John M. Barth, Adient’s current Lead Director, interim Chairman of Adient’s Board.

Henderson was most recently chief executive officer of SunCoke and, prior to that, served as president and chief executive officer of General Motors. He has 26 years of automotive experience including direct involvement in China and Asia Pacific and 20 years of general management and operating experience, eight of which were as a CEO. He has served on the Adient Board since the company was established as a public entity in 2016. Henderson will remain a Board member but will relinquish his position on the governance committee.

Henderson succeeds R. Bruce McDonald, who is stepping down from his role as Chairman and CEO effective immediately, and will remain as an advisor to the CEO until September 30, 2018.

The Adient Board of Directors has commenced a comprehensive search process to identify a new CEO. That process will be coordinated on behalf of the Board by directors Barb J. Samardzich, Peter H. Carlin and Raymond L. Conner.

“Bruce McDonald made significant contributions during the formation of Adient plc to ensure a successful spin-off,” said Barth. “Bruce and the Board agree that now is the right time for a new leader with a fresh perspective to drive value in the next phase of

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Adient’s life as a public company. Fritz brings the right leadership skills and operational experience to step in and immediately accelerate our transformation, providing the time to conduct an expeditious and thoughtful search for a new CEO.”

Henderson said, “While our market position remains strong and our China joint ventures continue to perform at high levels, we recognize that we are not executing at the levels we are capable of in our consolidated Seat Structures and Mechanisms and Seating segments, and that shortfall has been reflected in our financial results and valuation. My immediate focus is on better operational execution to drive meaningful improvements in profitability and free cash flow. We know what needs to be done and we will be approaching the work ahead of us with urgency.”

McDonald has served as the company’s Chairman and CEO since its separation from Johnson Controls in 2016.

Revised Outlook for Full Year 2018

Today, Adient also announced that it is revising its outlook for the full fiscal year 2018. Despite an anticipated increase in FY2018 revenue to approximately $17.5B, operating performance is running behind plan and thus the company’s outlook for Adjusted EBITDA is now expected to be approximately $1,250M. Continued challenges impacting the Seat Structures & Mechanisms segment drove approximately half of the shortfall versus previous expectations while weakness in the company’s Seating segment and Interiors drove the remainder. The primary drivers impacting Seating related to lower than expected operational conversion, primarily in North America, and to a lesser extent, economics and the negative impact of foreign exchange. As a result of the lower earnings, increased cash restructuring, and a negative working capital trend, free cash flow for the fiscal year is expected to be approximately $0 to $(100)M. Further details of Adient’s revised FY2018 outlook will be provided during the company’s fiscal Q3 earnings call.

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About Adient:

Adient is a global leader in automotive seating. With 85,000 employees operating 238 manufacturing/assembly plants in 34 countries worldwide, we produce and deliver automotive seating for all vehicle classes and all major OEMs. From complete seating systems to individual components, our expertise spans every step of the automotive seat making process. Our integrated, in-house skills allow us to take our products from research and design all the way to engineering and manufacturing – and into more than 25 million vehicles every year. For more information on Adient, please visit adient.com.

Cautionary Statement Regarding Forward-Looking Statements:

Adient plc has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding Adient’s future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Adient cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Adient’s control, that could cause Adient’s actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: the impact of tax reform legislation through the Tax Cuts and Jobs Act, uncertainties in U.S. administrative policy regarding trade agreements and international trade relations, the ability of Adient to meet debt service requirements, the ability and terms of financing, general economic and business conditions, the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, the availability of raw materials and component products, currency exchange rates, the ability of Adient to effectively integrate the Futuris business, and cancellation of or changes to commercial arrangements. A detailed discussion of risks related to Adient’s business is included in the section entitled “Risk Factors” in Adient’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 filed with the SEC on November 22, 2017 and quarterly reports on Form 10-Q filed with the SEC, available at www.sec.gov. Potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are made only as of the date of this document, unless otherwise specified, and, except as required by law, Adient assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this document.

In addition, this document includes certain projections provided by Adient with respect to the anticipated future performance of Adient’s businesses. Such projections reflect various assumptions of Adient’s management concerning the future performance of Adient’s businesses, which may or may not prove to be correct. The actual results may vary from the anticipated results and such variations may be material. Adient does not undertake any obligation to update the projections to reflect events or circumstances or changes in expectations after the date of this document or to reflect the occurrence of subsequent events. No representations or warranties are made as to the accuracy or reasonableness of such assumptions or the projections based thereon.

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